EXHBIT 10.84

Summary of Employment Terms

Carlos M. Dean

Mr. Dean’s employment and compensation arrangements with the company are documented via ordinary course offer letter and incentive plan documents that apply to his employment; he does not have a formal employment agreement with the company.  Hence, for purposes of this disclosure, the terms of Mr. Dean’s employment are presented in this Summary of Employment Terms format.

●	Employer: TTEC Services Corporation (“TTEC”)

●	Role/Title: Chief Accounting Officer/GVP, Chief Accounting Officer

●	Compensation:
o	Base Salary: $285,000 per annum, payable bi-monthly.

o	New Hire Equity Grant: Fair market equity grant in TTEC restricted stock units (“RSUs”) equal in value to $175,000, as of close of market on the date of the grant; vested over five years with 40% of the grant vesting on the 2nd anniversary of the start of employment, and subsequent vesting of 20% each, occurring on the 3rd, 4th, and 5th anniversary of start of employment.

o	Variable Incentive Pay (VIP): Eligible for cash bonus of up to 35% of annual Base Salary, based on TTEC’s annual performance targets, and individual performance goals, as set by the CFO and approved by the Compensation Committee of the Board; no guaranteed minimum, with overfunding possible based on performance of the business.

o	Equity Incentive Pay: Eligible for annual equity grant of up to 35% of Base Salary at target, vesting in equal tranches over a 3-year period, with the actual value of the grant to be determined based on individual performance, and the performance of the company. Annual incentive grants are discretionary, not guaranteed, and are subject to the approval of the Compensation Committee of TTEC's Board of Directors. The use of the RSUs, as part of the annual equity grant, is also discretionary and may be replaced with other equity instruments or cash, at the discretion of the Compensation Committee of the Board.

●	Severance: On involuntary separation without cause, and subject to standard releases, eligible for severance pay equal to three weeks of then current base salary for each year of service subject to a minimum severance of 12 weeks and a maximum severance of 30 weeks.

●	Restrictive Covenants: Mr. Dean is subject to customary non-disclosure and non-disparagement undertakings; - and client and employees non-solicitation undertakings for one year from separation from the company (regardless of reasons for separation) and limited to his scope of responsibilities around the globe. Because of Mr. Dean’s global executive role, the client and employee non-solicitation restrictions are broad to include TTEC clients and potential clients (those whom TTEC served or marketed to during Mr. Dean’s term of employment) and employees around the globe.

●	Term and Termination: Employment at will effective November 10, 2025, subject to customary notice requirements.